EXHIBIT 99

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Investor Relations
eOn Communications
800-873-3194
investorrelations@eoncc.com

eOn Communications Corporation Announces Completion of Spin-Off
of Cortelco Systems Puerto Rico, Inc.

ATLANTA (July 18, 2002) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of unified voice, e-mail and Web-based communications solutions, today announced the completion of the spin-off of Cortelco Systems Puerto Rico, Inc. (CSPR), its wholly-owned Caribbean/Latin America sales and distribution subsidiary based in San Juan, Puerto Rico.

eOn announced that it will distribute its entire ownership in CSPR on July 31, 2002 via a stock dividend. On that date, eOn will distribute one share of CSPR stock for every ten shares of eOn stock outstanding to shareholders of record on July 22, 2002, with any fractional shares being rounded up to a full share.

After the distribution, CSPR will commence operations as an independent company, subject to the reporting requirements of the Securities and Exchange Commission. An information statement that describes the distribution in more detail will be mailed to shareholders on July 26, 2002.

“We are pleased that the previously announced spin-off of Cortelco Systems Puerto Rico will take place at the end of this month,” said Troy Lynch, eOn’s president and chief executive officer. “It is our belief that the separation of eOn and CSPR will improve each company’s ability to execute its strategic initiatives, and to deliver enhanced shareholder value by allowing both companies to focus on their core competencies. For eOn, this spin-off allows us to focus our resources on the emerging contact center market.”

About eOn Communications™

eOn Communications Corporation™ (NASDAQ: EONC) is a leading provider of unified voice, e-mail and Web-based communications systems for customer contact centers and general business applications. eOn helps enterprises communicate more effectively with customers, convert inquiries into sales, and increase customer satisfaction and loyalty. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

About Cortelco Systems Puerto Rico

Cortelco Systems Puerto Rico, Inc. is a value-added reseller of voice and data communications systems in Puerto Rico and throughout the Caribbean and Latin America. It also resells cellular telephones and airtime in Puerto Rico. To find out more information about Cortelco Systems Puerto Rico, please call investor relations at the main corporate number, (787) 758-0000.

Note:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.